Exhibit 99.3

2019 MANAGEMENT’S DISCUSSION & ANALYSIS

Introduction and Interpretation

This discussion and analysis by West Fraser’s management (“MD&A”) of the Company’s financial performance for the year and three months ending December 31, 2019 should be read in conjunction with the cautionary statement regarding forward-looking statements below, our 2019 annual audited consolidated financial statements and accompanying notes (the “Financial Statements”), and our 2019 fourth quarter unaudited condensed consolidated interim financial statements and accompanying notes. Dollar amounts are expressed in Canadian currency, unless otherwise indicated and references to US$ are to the United States dollar.

Unless otherwise indicated, the financial information contained in this MD&A has been prepared in accordance with International Financial Reporting Standards (“IFRS”). An advisory with respect to the use of non-IFRS measures is set out below.

This MD&A includes references to benchmark prices over selected periods for products of the type produced by West Fraser. These benchmark prices are for one product, dimension or grade and do not necessarily reflect the prices obtained by West Fraser during those periods as we produce and sell a wide offering of products, dimensions, grades and species. For definitions of other abbreviations and technical terms used in this MD&A, please see the Glossary of Industry Terms found in our most recent Annual Report.

Where this MD&A includes information from third parties we believe that such information (including information from industry and general publications and surveys) is generally reliable. However, we have not independently verified any such third-party information and cannot assure you of its accuracy or completeness.

This MD&A uses the following terms that are found in our most recent Annual Report: “SPF” (spruce-pine-fir lumber), “SYP” (southern yellow pine lumber), “MDF” (medium density fibreboard), “LVL” (laminated veneer lumber), “BCTMP” (bleached chemithermomechanical pulp) and “NBSK” (northern bleached softwood kraft pulp).

The information in this MD&A is as at February 11, 2020 unless otherwise indicated.

Forward-Looking Statements

This MD&A contains historical information, descriptions of current circumstances and statements about potential future developments and anticipated financial results. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and are subject to various risks and uncertainties. Forward-looking statements are included under the headings “Discussion & Analysis of Annual Non-Operational Items—Adjusted Earnings and Adjusted Basic Earnings Per Share” (expected duty rate finalization date and adjustment of export duty rates); “Discussion & Analysis of Annual Results by Product Segment—Lumber Segment—Softwood Lumber Dispute” (administrative review commencement, adjustment of export duty rates and proceedings related to duty rates); “Discussion & Analysis of Annual Results by Product Segment—Pulp & Paper Segment—Sales and Shipments” (hardwood supply in South America); “Business Outlook”; “Estimated Earnings Sensitivity to Key Variables”; “Significant Management Judgments Affecting Financial Results—Softwood Lumber Dispute” (administrative review commencement and adjustment of export duty rates); “Significant Management Judgments Affecting Financial Results—Recoverability of Long-lived Assets” (judgments regarding carrying value of goodwill); and “Contractual Obligations”. By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, which contribute to the possibility that the predictions, forecasts and other forward-looking statements will not occur. Actual outcomes and results of these statements will depend on a number of factors including those matters described under “Risks and Uncertainties” and may differ materially from those anticipated or projected. This list of important factors affecting forward-looking statements is not exhaustive and reference should be made to the other factors discussed in public filings with securities regulatory authorities. Accordingly, readers should exercise caution in relying upon forward-looking statements and we undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral, to reflect subsequent events or circumstances except as required by applicable securities laws.

Non-IFRS Measures

Throughout this MD&A reference is made to Adjusted EBITDA, Adjusted earnings, Adjusted basic earnings per share, and net debt to total capital ratio (collectively “these non-IFRS measures”). We believe that, in addition to earnings, these non-IFRS measures are useful performance indicators for investors with regards to operating and financial performance. Adjusted EBITDA is also used to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions. These non-IFRS measures are not generally accepted earnings measures under IFRS and do not have standardized meanings prescribed by IFRS. Investors are cautioned that none of these non-IFRS measures should be considered as an alternative to earnings, earnings per share (“EPS”) or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating these non-IFRS measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these non-IFRS measures may not be directly comparable to similarly titled measures used by other entities. Accordingly, these non-IFRS measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS. The reconciliation of the non-IFRS measures used and presented by the Company to the most directly comparable IFRS measures is provided in the tables set forth below.

Annual Results

($ millions, except as otherwise indicated)

	2019	2018	2017
Sales	4,877	6,118	5,134
Cost of products sold	(3,652)	(3,617)	(3,124)
Freight and other distribution costs	(713)	(732)	(633)
Selling, general and administration	(211)	(231)	(217)

Adjusted EBITDA[1]	301	1,538	1,160
Export duties	(162)	(202)	(48)
Equity-based compensation	(6)	(7)	(32)
Amortization	(259)	(257)	(210)
Restructuring and impairment charges	(33)	—	—

Operating earnings	(159)	1,072	870
Finance expense	(49)	(37)	(31)
Other	(11)	37	7
Tax (provision) recovery	69	(262)	(250)

Earnings	(150)	810	596

1.	See section “Non-IFRS Measures” in this MD&A.

Basic earnings per share ($)	(2.18)	10.88	7.63
Diluted earnings per share ($)	(2.34)	10.62	7.63
Cash dividends declared per share ($)	0.80	0.70	0.36
Total assets	4,668	4,791	4,517
Long-term debt, includes current portion	660	692	636
Cdn$1.00 converted to US$ – average	0.754	0.772	0.771

Selected Quarterly Information

($ millions, except EPS amounts which are in $)

	Q4-19	Q3-19	Q2-19	Q1-19	Q4-18	Q3-18	Q2-18	Q1-18
Sales	1,129	1,190	1,317	1,241	1,274	1,646	1,834	1,364
Earnings	(42)	(45)	(58)	(5)	29	238	346	197
Basic EPS	(0.61)	(0.65)	(0.85)	(0.07)	0.42	3.25	4.52	2.53
Diluted EPS	(0.61)	(0.73)	(0.92)	(0.12)	0.29	2.99	4.52	2.53

Discussion & Analysis of Annual Non-Operational Items

Adjusted Earnings and Adjusted Basic Earnings Per Share

($ millions, except EPS amounts which are in $)

	2019	2018
Earnings	(150)	810
Add (deduct):
Export duties	162	202
Interest recognized on export duty deposits receivable	(4)	(2)
Equity-based compensation	6	7
Exchange (gain) loss on long-term financing	3	(10)
Exchange (gain) loss on export duty deposits receivable	4	(5)
Insurance gain on disposal of equipment	(4)	—
Restructuring and impairment charges	33	—
Re-measurement of deferred income tax assets and liabilities	(18)	—
Net tax effect on the above adjustments	(53)	(57)

Adjusted earnings[1]	(21)	945

Adjusted basic EPS[1,2]	(0.31)	12.70

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

Export duties of $162 million were expensed in 2019 related to SPF lumber compared to $202 million in 2018. We have also recorded interest income and foreign exchange on the estimated export duty deposits receivable as noted in the above table. The preliminary results of the administrative review of our duty rates for the April 28, 2017 to December 31, 2018 period has been issued by the U.S. Department of Commerce (“USDOC”). The second administrative review covering the 2019 fiscal period will commence in 2020 and results are not expected to be finalized until 2021. We believe that the U.S. allegations of subsidy and dumping are unwarranted and that the rates applied will be adjusted upon review. See “Softwood Lumber Dispute” under the heading “Lumber Segment” in this MD&A and Note 27 of the Financial Statements for further information.

Our equity-based compensation includes our share purchase option, phantom share unit, and directors’ deferred share unit plans (collectively, the “Plans”), all of which have been partially hedged by an equity derivative contract. The Plans and equity derivative contract are fair valued at each quarter-end and the resulting expense or recovery is recorded over the vesting period. Our fair valuation models consider various factors with the most significant being the change in the market value of our shares from the beginning to the end of the relevant period. The expense or recovery does not necessarily represent the actual value which will ultimately be received by the holders of options and units.

Any change in the value of the Canadian dollar relative to the value of the U.S. dollar results in the revaluation of our U.S. dollar denominated assets and liabilities. The revaluation of these assets and liabilities for our Canadian operations is included in other income, while the revaluation related to our U.S. operations is included in other comprehensive earnings. The table above reports our exchange gains or losses on U.S. dollar denominated long-term financing and export duty deposits receivable during the periods presented. Exchange gains or losses realized on the working capital balances of our Canadian operations are identified under “Other Non-Operational Items” below.

We finalized the insurance settlement related to the 2017 involuntary disposal of equipment at our 50%-owned NBSK plant resulting in a gain of $4 million in the fourth quarter of 2019.

Restructuring and impairment charges of $33 million were recognized in 2019 of which $25 million were related to the permanent closure of our Chasm, British Columbia (“B.C.”) lumber mill and $8 million of plant and equipment impairment of certain B.C. lumber mill assets.

Alberta income tax rate reductions from 12% to 8% over the next four years resulted in a decrease to deferred income tax expense of $18 million in 2019 associated with the re-measurement of deferred income tax assets and liabilities.

Other Non-Operational Items

Other income includes a number of non-operational items the most significant being foreign exchange revaluation on the assets and liabilities of our Canadian operations as discussed above. Foreign exchange on working capital items was a loss of $7 million in 2019 compared to a gain of $13 million in 2018.

Finance expense was higher in 2019 due to higher average borrowings on our line of credit during the year and lower interest income due to lower cash balances compared to 2018.

The results of the current year include an income tax recovery of $69 million compared to a provision for income tax of $262 million in 2018. The effective tax rate was 32% in the current year compared to 24% in 2018. The 2019 tax expense includes an $18 million benefit for the reduction in the Alberta general corporate tax rate from 12% to 8% over the next four years. Note 19 to the Financial Statements provides a reconciliation of income taxes calculated at the B.C. statutory rate to the income tax expense.

Discussion & Analysis of Annual Results by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	2019	2018
Sales
Lumber	2,945	3,888
Wood chips and other residuals	384	456
Logs and other	113	112

	3,442	4,456
Cost of products sold	(2,588)	(2,635)
Freight and other distribution costs	(477)	(503)
Selling, general and administration	(146)	(162)

Adjusted EBITDA[1]	231	1,156
Export duties	(162)	(202)
Amortization	(196)	(196)
Restructuring and impairment charges	(33)	—

Operating earnings	(160)	758
Finance expense	(35)	(25)
Other	(7)	20

Earnings before tax	(202)	753

Capital expenditures	339	284
SPF (MMfbm)
Production	3,211	3,792
Shipments	3,363	3,790
SYP (MMfbm)
Production	2,703	2,817
Shipments	2,692	2,792
Wood chip production
SPF (M ODTs)	1,471	1,784
SYP (M green tons)	3,570	3,785
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] – US$	360	480
SPF #3 Utility 2x4[2] – US$	285	372
SYP #2 West 2x4[3] – US$	384	501
SPF #2 & Better 2x4 – Cdn$[4]	478	622
SPF #3 Utility 2x4 – Cdn$[4]	378	482
SYP #2 West 2x4 – Cdn$[4]	510	649

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths – Net FOB mill.
3.	Source: Random Lengths – Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

Lumber sales declined by $943 million compared to the prior year as selling prices for lumber were lower in 2019 and shipments were reduced by 527 MMfbm. The average SPF #2 & Better 2x4 benchmark price was US$360 per Mfbm and was US$120 per Mfbm lower compared to the prior year. SYP followed a similar trend to SPF, with the average benchmark SYP #2 & Better 2x4 price declining by US$117 per Mfbm to US$384 per Mfbm. Lumber prices began to decline in the second half of 2018 as the U.S. new housing market softened and additional supply from delayed shipments from the first quarter of 2018 arrived in end markets.

Lower lumber prices combined with fibre input cost increases led to permanent and temporary curtailments in B.C. Shipments were lower compared to 2018 due to reduced production from the temporary and permanent curtailments, partially offset by a reduction in finished goods. Shipments of SPF exceeded production by 152 MMfbm.

Costs and Production

The cost of fibre consumed in our lumber operations was higher in 2019 as compared to the prior year. B.C. log costs continued to escalate through 2019 due to a highly competitive purchase log market and an increase in the annual market-based stumpage implemented on July 1, 2019 which is based on open market log purchases. The shrinking timber supply in B.C. continued to put pressure on the purchase log market, causing prices to remain elevated well into the fourth quarter of 2019. Due to the long planning and harvesting cycle in Western Canada, there was a carryover impact of higher cost fibre sourced in prior years. Periods of wet weather in Alberta and the U.S. South temporarily compromised log availability necessitating changes in logging activities which also temporarily increased delivered log costs.

SPF production was down by 581 MMfbm compared to 2018. The permanent elimination of third shifts and the Chasm, B.C. lumber mill closure accounted for 400 MMfbm of reduced production and temporary curtailments accounted for a further reduction of 200 MMfbm in the year. Increased productivity offset some of the reductions from these shift reductions and mill closure. SYP production declined 114 MMfbm as we reduced hours at some mills due to market conditions and log availability. We also experienced downtime for capital upgrades and integration activities at a number of our mills. Reduced production levels increased the unit cost of products sold.

Freight and distribution costs declined in line with shipment volumes. Selling general and administrative costs were $17 million lower than 2018 as a result of lower variable compensation costs, mill closures and cost containment activities.

As a result of the items discussed above, Adjusted EBITDA declined by $925 million to $231 million in our lumber segment. Export duties were also lower due to lower average SPF lumber prices on shipments to the U.S. and lower SPF shipment quantities, all partially offset by an increased antidumping estimated rate. We recorded a $33 million restructuring and impairment charge in the lumber segment. The closure of our Chasm, B.C. lumber mill accounted for $25 million of this amount and we recorded an additional $8 million of plant and equipment impairment associated with certain B.C. lumber mill assets.

Discussions on finance expenses and other income is included above under the annual section called “Discussion & Analysis of Annual Results by Product Segment - Other Non-Operational Items” in this MD&A.

SPF Sales by Destination

	2019		2018
	MMfbm	%	MMfbm	%
U.S.	2,036	60	2,249	59
Canada	637	19	871	23
China	530	16	473	13
Other	160	5	197	5

Total	3,363		3,790

We ship SPF to several export markets, while our SYP sales are almost entirely in the U.S. U.S. destined shipments were lower due to softer demand in the U.S. and reduced SPF production. Our geographic mix of shipments was impacted by product and species mix and relative pricing dynamics between the different geographies.

Softwood Lumber Dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the USDOC and the U.S. International Trade Commission (“USITC”) to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing (“CVD”) and antidumping (“ADD”) duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result have received unique company specific rates.

Developments in CVD and ADD rates

On April 24, 2017, the USDOC issued its preliminary determination in the CVD investigation and on June 26, 2017, the USDOC issued its preliminary determination in the ADD investigation. On December 4, 2017, the duty rates were revised. On February 3, 2020, the USDOC reassessed these rates based on its first Administrative Review (“AR”) as noted in the tables below.

The CVD and ADD rates apply retroactively for each Period of Investigation (“POI”). We record CVD as export duty expense at the cash deposit rate until an AR finalizes a new applicable rate for each POI. We record ADD as export duty expense by estimating the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust when an AR finalizes a new applicable rate for each POI. The difference between the cash deposits and export duty expense is recorded on our balance sheet as export duty deposits receivable.

On February 3, 2020, the USDOC released the preliminary results from AR1 as shown in the table below. The duty rates are subject to an appeal process and are not expected to be finalized until August of 2020 at which time any required adjustment will be recorded.

If the AR1 rates were to be confirmed, it would result in a U.S. dollar adjustment of $93 million for the POI covered by AR1. Assuming these rates are finalized, our combined cash deposit rate would be revised to 9.08%.

The respective Cash Deposit Rates, the December 4, 2017 Revised Rate, the AR1 Preliminary Rate and the West Fraser Estimated ADD Rate for each period are as follows.

Effective dates for CVD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)
AR1 POI
April 28, 2017 - August 24, 2017[1]	24.12%	17.99%	7.07%
August 25, 2017 - December 27, 2017[1]	—	—	—
December 28, 2017 - December 31, 2017	17.99%	17.99%	7.07%
January 1, 2018 - December 31, 2018	17.99%	17.99%	7.51%
AR2 POI
January 1, 2019 - December 31, 2019	17.99%	17.99%	n/a [4]

1.

On April 24, 2017, the USDOC issued its preliminary rate in the CVD investigation. The requirement that we make cash deposits for CVD was suspended on August 24, 2017 until the revised rate was published by the USITC.

2.	On December 4, 2017, the USDOC revised our CVD rate effective December 28, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary CVD rate for the AR1 POI.
4.	The CVD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.

Effective dates for ADD	Cash Deposit Rate	Revised Rate[2] (Dec. 4, 2017)	AR1 Preliminary Rate[3] (Feb. 3, 2020)	West Fraser Estimated Rate
AR1 POI
June 30, 2017 - December 3, 2017[1]	6.76%	5.57%	1.57%	1.46%[5]
December 4, 2017 - December 31, 2017	5.57%	5.57%	1.57%	1.46%[5]
January 1, 2018 - December 31, 2018	5.57%	5.57%	1.57%	1.46%
AR2 POI
January 1, 2019 - December 31, 2019	5.57%	5.57%	n/a [4]	4.65%

1.	On June 26, 2017, the USDOC issued its preliminary rate in the ADD investigation effective June 30, 2017.
2.	On December 4, 2017, the USDOC revised our ADD rate effective December 4, 2017.
3.	On February 3, 2020, the USDOC issued its preliminary ADD rate for the AR1 POI.
4.	The ADD rate for the AR2 POI will be adjusted when AR2 is complete and the USDOC finalizes the rate, which is not expected until 2021.
5.

In fiscal 2017, our estimated ADD was recorded at a rate of 0.9%. AR1 covers both the 2017 and 2018 periods. In 2018 we recorded ADD such that the cumulative rate for the periods covered by AR1 would be 1.46%.

Duty expense and cash deposits

Export duties incurred in the period	2019	2018
Countervailing duties	$127	$178
Antidumping duties	40	55

Total	$167	$233

Recognized in the financial statements as	2019	2018
Export duties recognized as expense in consolidated statements of earnings	$162	$202
Export duties recognized as long-term duty deposits receivable in consolidated balance sheets	5	31

Total	$167	$233

As at December 31, 2019, export duties paid and payable on deposit with the USDOC are US$275 million for CVD and US$98 million for ADD for a total of US$373 million. Additional details can be found in Note 27 to our Financial Statements.

AR2

AR2 covers the POI from January 1, 2019 through December 31, 2019 and will commence in 2020. The results of AR2 are not expected to be finalized until 2021. Notwithstanding the deposit rates assigned under the investigations, our final liability for the assessment of CVD and ADD will not be determined until each annual administrative review process is complete and related appeal processes are concluded.

Appeals

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”) categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.

Panels Segment

($ millions unless otherwise indicated)

	2019	2018
Sales
Finished products	581	648
Wood chips and other residuals	18	22
Logs and other	6	6

	605	676
Cost of products sold	(466)	(461)
Freight and other distribution costs	(63)	(63)
Selling, general and administration	(25)	(25)

Adjusted EBITDA[1]	51	127
Amortization	(16)	(15)

Operating earnings	35	112
Finance expense	(4)	(2)

Earnings before tax	31	110

Capital expenditures	23	16
Plywood (MMsf 3/8” basis)
Production	818	833
Shipments	815	837
MDF (MMsf 3/4” basis)
Production	221	224
Shipments	222	224
LVL (Mcf)
Production	2,034	2,251
Shipments	2,129	2,155
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] Cdn$	459	548

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report – Delivered Toronto.

The panels segment is comprised of our plywood, MDF and LVL operations.

Sales and Shipments

Panels sales declined by $67 million compared to the prior year. The average benchmark selling price of plywood declined this year to $459 Msf which is a reduction of $89 Msf compared to 2018. Our plywood production is sold primarily into Canada. Canadian housing starts declined in 2019 compared to the prior year. Also, during the year the Canadian government removed tariffs on U.S. plywood which resulted in more imports of U.S. plywood into Canada. These factors negatively impacted plywood prices and shipments in the year. MDF shipments were consistent with production. LVL shipments exceeded production as inventory was drawn down but were consistent with the prior year shipments.

Costs and Production

The cost of logs consumed in our plywood facilities increased this year. B.C.’s purchase log market remained highly competitive for the declining fibre supply and stumpage rates increased under B.C.’s market-based stumpage system.

Plywood production increases were partially offset by temporary market related and capital downtime, which reduced plywood production by 30 MMsf. LVL production was reduced by 217 Mcf to meet demand.

As a result of the items discussed above, Adjusted EBITDA declined by $76 million to $51 million in our panels segment.

Discussions on finance expenses is included above under the section entitled “Discussions & Analysis of Annual Results by Product Segment - Other Non-Operational Items” in this MD&A.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	2019	2018
Sales	966	1,163
Cost of products sold	(734)	(698)
Freight and other distribution costs	(173)	(166)
Selling, general and administration	(39)	(41)

Adjusted EBITDA[1]	20	258
Amortization	(43)	(44)

Operating earnings	(23)	214
Finance expense	(10)	(10)
Other	4	11

Earnings before tax	(29)	215

Capital expenditures	39	60
BCTMP (Mtonnes)
Production	677	652
Shipments	701	642
NBSK (Mtonnes)
Production	460	499
Shipments	472	496
Newsprint (Mtonnes)
Production	114	119
Shipments	112	117
Benchmark prices (per tonne)
NBSK U.S. - US$[2,4]	1,239	1,337
NBSK China - US$[3,4]	634	878
Newsprint - US$[5]	732	740
NBSK U.S. - Cdn$[6]	1,644	1,732
NBSK China - Cdn$[6]	841	1,138
Newsprint - Cdn$[6]	971	959

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc. – U.S. list price, delivered U.S.
3.	Source: Resource Information Systems, Inc. – China list price, delivered China.
4.

The differences between the U.S. and China NBSK list prices are largely attributable to the customary sales practice of applying material discounts from the U.S. list price for North American sales compared to relatively small discounts from the China list price for sales into China.

5.	Source: Resource Information Systems, Inc. – Newsprint 27.7-lb East, delivered.
6.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

The pulp & paper segment is comprised of our NBSK, BCTMP and newsprint operations.

Sales and Shipments

Sales declined by $197 million compared to the prior year. Both U.S. and China NBSK benchmark prices declined in the year. Record high global pulp inventories at the beginning of 2019 and slowing paper production in China and Europe resulted in price declines throughout 2019. There is also excess hardwood supply in South America which continues to put downward pressure on pulp pricing.

NBSK and newsprint shipment volumes were in-line with production volumes in 2019. BCTMP shipments were in excess of production in the year due to a delayed vessel sailing from 2018 that carried over into 2019.

Costs and Production

The cost of products sold increased by $36 million in 2019 compared to the prior year. Maintenance costs were higher than 2018 as work conducted during our 2019 maintenance shutdowns was more extensive than the prior year. Energy costs also increased year over year due to increased electricity rates in 2019.

NBSK production was down in 2019 compared to the prior year due to longer planned maintenance downtime at both NBSK mills. Our Hinton NBSK pulp mill continued to have intermittent reliability issues in 2019 which negatively affected production. BCTMP production increased in the year primarily due to better production from our Quesnel pulp mill that had scheduled downtime in 2018 for capital and planned maintenance.

In 2019, our Cariboo NBSK operation also recognized in other income a gain of $4 million for insurance settlement related to the 2017 involuntary disposal of equipment.

As a result of the items discussed above, adjusted EBITDA declined by $238 million to $20 million in our pulp and paper segment.

Discussions on finance expenses and other income is included above under the section called “Discussion & Analysis of Annual Results by Product Segmet - Other Non-Operational Items” in this MD&A.

Fourth Quarter Results

($ millions, except as otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales	1,129	1,190	1,274
Cost of products sold	(830)	(906)	(917)
Freight and other distribution costs	(166)	(181)	(174)
Selling, general and administration	(53)	(48)	(63)

Adjusted EBITDA[1]	80	55	120
Export duties	(35)	(44)	(37)
Equity-based compensation	(2)	(1)	1
Amortization	(66)	(65)	(69)
Restructuring and impairment charges	(8)	1	—

Operating earnings	(31)	(54)	15
Finance expense	(13)	(12)	(9)
Other	(2)	2	22
Tax recovery	4	19	1

Earnings	(42)	(45)	29

Cdn$1.00 converted to US$ – average	0.758	0.757	0.758

1.	See section “Non-IFRS Measures” in this MD&A.

Discussion & Analysis of Fourth Quarter Non-Operational Items

Adjusted Earnings and Adjusted Basic Earnings Per Share

($ millions except EPS amounts which are in $)

	Q4-19	Q3-19	Q4-18
Earnings	(42)	(45)	29
Add (deduct):
Export duties	35	44	37
Interest recognized on export duty deposits receivable	(1)	—	(1)
Equity-based compensation	2	1	(1)
Exchange (gain) loss on long-term financing	1	(1)	(6)
Exchange (gain) loss on export duty deposits receivable	1	(1)	(4)
Insurance gain on disposal of equipment	(4)	—	—
Restructuring and impairment charges	8	(1)	—
Re-measurement of deferred income tax assets and liabilities	(1)	—	—
Net tax effect on the above adjustments	(10)	(12)	(11)

Adjusted earnings[1]	(11)	(15)	43

Adjusted basic EPS[1,2]	(0.16)	(0.22)	0.63

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Adjusted basic EPS is calculated by dividing Adjusted earnings by the basic weighted average shares outstanding.

For a description of the adjustments in the above table, see the corresponding section under “Discussion & Analysis of Annual Non-Operational Items” in this MD&A.

Other Non-Operational Items

Other income includes a number of non-operational items, the most significant being foreign exchange revaluation on the assets and liabilities of our Canadian operations as discussed under the “Discussion & Analysis of Annual Non-Operational Items” above. Foreign exchange on working capital items was a loss of $3 million in the current quarter compared to a gain of $1 million in the previous quarter and a gain of $9 million in the fourth quarter of 2018.

The results of the current quarter include an income tax recovery of $4 million compared to $19 million in the previous quarter and $1 million in the fourth quarter of 2018. Note 6 to the fourth quarter 2019 unaudited condensed consolidated interim financial statements provides a reconciliation of income taxes calculated at the B.C. statutory rate to the income tax expense.

Discussion & Analysis of Fourth Quarter Results by Product Segment

Lumber Segment

($ millions unless otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales
Lumber	665	728	757
Wood chips and other residuals	86	93	111
Logs and other	34	27	30

	785	848	898
Cost of products sold	(573)	(654)	(669)
Freight and other distribution costs	(106)	(122)	(120)
Selling, general and administration	(37)	(33)	(41)

Adjusted EBITDA[1]	69	39	68
Export duties	(35)	(44)	(37)
Amortization	(49)	(49)	(53)
Restructuring and impairment charges	(8)	1	—

Operating earnings	(23)	(53)	(22)
Finance expense	(10)	(9)	(6)
Other	(4)	3	10

Earnings before tax	(37)	(59)	(18)

SPF (MMfbm)
Production	724	793	907
Shipments	702	855	943
SYP (MMfbm)
Production	699	700	652
Shipments	683	686	626
Benchmark prices (per Mfbm)
SPF #2 & Better 2x4[2] – US$	380	356	327
SPF #3 Utility 2x4[2] – US$	257	277	268
SYP #2 West 2x4[3] – US$	387	376	419
SPF #2 & Better 2x4 – Cdn$[4]	502	470	432
SPF #3 Utility 2x4 – Cdn$[4]	339	366	354
SYP #2 West 2x4 – Cdn$[4]	511	496	553

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Random Lengths – Net FOB mill.
3.	Source: Random Lengths – Net FOB mill Westside.
4.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. dollar benchmark price.

Sales and Shipments

Lumber sales declined $63 million in the fourth quarter of 2019 compared to the previous quarter and declined $92 million compared to the fourth quarter of 2018. SPF shipments declined by 153 MMfbm or 18% in the quarter compared to the previous quarter and were 241 MMfbm or 26% lower than the fourth quarter of 2018. Permanent and temporary sawmill curtailments and a CN Rail strike resulted in lower shipments in the quarter compared to the previous quarter and the fourth quarter of 2018, which negatively impacted sales.

Product pricing provided an offset to the volume decline as the average SPF #2 & Better 2x4 benchmark increased to US$380 per Mfbm in the quarter compared to US$356 per Mfbm in the previous quarter and US$327 per Mfbm in the fourth quarter of 2018. The SYP #2 & Better 2x4 price improved in the quarter to US$387 per Mfbm compared to US$376 per Mfbm in the previous quarter but is lower than the average price of US$419 per Mfbm in the fourth quarter of 2018. Wood chip and residual sales were lower in the quarter due to lower lumber production as a result of temporary and permanent curtailments.

Costs and Production

Cost of products sold declined $81 million in the quarter compared to the previous quarter and declined $96 million compared to the fourth quarter of 2018. Temporary and permanent curtailments in B.C. lowered production and overall manufacturing costs in the quarter. Log costs were consistent with the previous quarter in both Alberta and the U.S. but were lower in B.C. as stumpage rates were adjusted downward in the fourth quarter and we were able to reduce our consumption of higher priced fibre due to temporary and permanent curtailments. Freight costs were lower in the quarter principally due to lower shipments. Selling, general and administration costs are lower in the quarter compared to the fourth quarter of 2018 due to lower variable employee compensation. Export duties declined in the quarter compared to the previous quarter due to lower shipments partially offset by higher prices. Restructuring and impairment charges were recognized in the quarter on certain B.C. sawmill assets.

SPF production was 69 MMfbm lower in the quarter compared to the previous quarter and 183 MMfbm lower compared to the fourth quarter on 2018. Our Chasm, B.C. lumber mill was permanently closed in the third quarter of 2019 and most B.C. lumber facilities operated on a variable schedule in the fourth quarter of 2019. The third shifts at our B.C. sawmills in Quesnel, Fraser Lake and 100 Mile House were also eliminated during the year which reduced production compared to the fourth quarter of 2018.

SYP production was consistent with the previous quarter but increased 47 MMfbm compared to the fourth quarter of 2018 as we begin to operationalize capital spent in this segment.

As a result of the items discussed above, Adjusted EBITDA improved by $30 million to $69 million when compared to the third quarter of 2019 and improved by $1 million when compared to the fourth quarter of 2018.

Discussions on other income is included above under the section called “Discussion & Analysis of Fourth Quarter Results by Product Segment - Other Non-Operational Items” in this MD&A.

Panels Segment

($ millions unless otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales
Finished products	137	143	144
Wood chips and other residuals	4	4	5
Logs and other	1	2	2

	142	149	151
Cost of products sold	(108)	(115)	(120)
Freight and other distribution costs	(15)	(16)	(15)
Selling, general and administration	(6)	(5)	(7)

Adjusted EBITDA[1]	13	13	9
Amortization	(5)	(4)	(5)

Operating earnings	8	9	4
Finance expense	(1)	—	—

Earnings before tax	7	9	4

Plywood (MMsf 3/8” basis)
Production	204	192	205
Shipments	206	196	212
MDF (MMsf 3/4” basis)
Production	53	57	55
Shipments	52	58	52
LVL (Mcf)
Production	508	526	430
Shipments	493	555	482
Benchmark prices (per Msf)
Plywood (3/8” basis)[2] Cdn$	420	452	465

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Crow’s Market Report – Delivered Toronto.

Sales and Shipments

Panels sales declined $6 million in the fourth quarter of 2019 when compared to the previous quarter and declined $7 million when compared to the fourth quarter of 2018. The average benchmark price of plywood declined by Cdn$32 per Msf to Cdn$420 per Msf in the quarter when compared to the previous quarter and declined by Cdn$45 per Msf when compared to the fourth quarter of 2018. In the second quarter of 2018 the Canadian Government imposed tariffs on U.S. imported plywood, which caused the price of Canadian plywood to rise during the second half of 2018 and into 2019. In the second quarter of 2019 these tariffs were removed, and U.S. imports gained strength again in Canada, causing a reduction in the benchmark price of plywood.

Shipments of plywood in the fourth quarter of 2019 were in-line with the fourth quarter of 2018 and recovered slightly from the previous quarter where we had some temporary log shortage curtailments.

Costs and Production

The cost of products sold in our panels segment declined in the quarter by $7 million to $108 million when compared to the previous quarter and declined by $12 million when compared to the fourth quarter of 2018. Fibre input costs were lower than both comparative periods as stumpage rates declined in B.C. due to the market-based element of the formula.

Plywood production increased by 12 MMsf to 204 MMsf in the quarter when compared to the previous quarter as production in the third quarter was negatively impacted by temporary curtailments and wet weather and fire-related log shortages in Alberta. LVL production declined by 18 Mcf in the quarter to 508 Mcf when compared to the previous quarter due to fewer operating days. LVL production increased 78 Mcf when compared to the fourth quarter of 2018 due to capital improvements and upgrades which improved reliability and uptime.

As a result of the items discussed above, Adjusted EBITDA was flat compared to the third quarter of 2019 but increased by $4 million when compared to the fourth quarter of 2018.

Pulp & Paper Segment

($ millions unless otherwise indicated)

	Q4-19	Q3-19	Q4-18
Sales	232	224	268
Cost of products sold	(179)	(168)	(171)
Freight and other distribution costs	(44)	(44)	(39)
Selling, general and administration	(10)	(9)	(11)

Adjusted EBITDA[1]	(1)	3	47
Amortization	(11)	(11)	(11)

Operating earnings	(12)	(8)	36
Finance expense	(3)	(2)	(3)
Other	3	1	7

Earnings before tax	(12)	(9)	40

BCTMP (Mtonnes)
Production	176	172	157
Shipments	179	169	139
NBSK (Mtonnes)
Production	123	126	121
Shipments	130	122	118
Newsprint (Mtonnes)
Production	26	31	32
Shipments	29	32	30
Benchmark prices (per tonne)
NBSK U.S. - US$[2,4]	1,115	1,170	1,428
NBSK China - US$[3,4]	588	585	805
Newsprint - US$[5]	701	731	766
NBSK U.S. - Cdn$[6]	1,472	1,545	1,886
NBSK China - Cdn$[6]	776	772	1,063
Newsprint - Cdn$[6]	925	965	1,011

1.	See section “Non-IFRS Measures” in this MD&A.
2.	Source: Resource Information Systems, Inc. – U.S. list price delivered U.S.
3.	Source: Resource Information Systems, Inc. – China list price, delivered China.
4.

The differences between the U.S. and China NBSK list prices are largely attributable to the customary sales practice of applying material discounts from the U.S. list price for North American sales compared to relatively small discounts from the China list price for sales into China.

5.	Source: Resource Information Systems, Inc. – Newsprint 27.7-lb East, delivered.
6.	Calculated by applying the average Canadian/U.S. dollar exchange rate for the period to the U.S. benchmark price.

Sales and Shipments

Sales of $232 million were $8 million better than the prior quarter but $36 million lower than the fourth quarter of 2018. The NBSK benchmark prices were relatively consistent with the prior quarter but were off from the fourth quarter of 2018. The impact of high global pulp inventories and reduced paper production negatively impacted pulp pricing in 2019. Shipments were in line with production and improved for both BCTMP and NBSK as compared to the prior quarter and the fourth quarter of 2018.

Costs and Production

Cost of products sold increased $11 million in the quarter to $179 million when compared to the previous quarter and increased by $8 million when compared to the fourth quarter of 2018 primarily due to higher BCTMP shipments and inventory valuation adjustments. BCTMP production increased in the quarter compared to the fourth quarter of 2018 due to higher production at Quesnel River Pulp which had scheduled downtime in 2018. Per unit costs for both our BCTMP and NBSK operations decreased in this quarter as compared to the previous two quarters and the fourth quarter of 2018. The reduction in costs was primarily due to lower furnish costs, resulting from increased utilization, lower log costs in Alberta and a lower chip price in B.C. based on NBSK formula pricing in the quarter. Maintenance costs were also lower in the quarter as a result of no planned shutdowns.

As a consequence of the items discussed above, adjusted EBITDA declined by $4 million to a loss of $1 million when compared to the third quarter of 2019 and decreased by $48 million when compared to the fourth quarter of 2018.

Discussions on other income is included above under the section called “Discussion & Analysis of Fourth Quarter Results by Product Segment - Other Non-Operational Items” in this MD&A.

Capital Expenditures

($ millions)

Segment	Profit Improvement	Maintenance of Business	Safety	Total
Lumber	240	77	22	339
Panels	11	9	3	23
Pulp & Paper	3	32	4	39
Corporate	—	9	—	9

Total	254	127	29	410

2019 capital expenditures of $410 million reflect our philosophy of continual reinvestment in our mills and we made significant investments in our U.S. operations. The largest projects completed in the year were at our McDavid, Florida facility where we replaced the primary breakdown line which is expected to result in higher throughput and increased lumber recovery; at our Joyce, Louisiana facility where we installed a new merchandiser to improve lumber recovery and throughput; and our Augusta, Georgia facility where we installed a new planer to improve lumber grade and throughput. We also completed a number of profit improvement projects during the year aimed at increasing lumber recovery and grade in our lumber operations. We started the final phase of our Opelika, Alabama modernization with the construction of a new planer mill and broke ground on the construction of a new lumber manufacturing complex at Dudley, Georgia. Business expenditures related to maintenance are primarily for roads, bridges, mobile equipment and major maintenance shutdowns.

Business Outlook

Operations

We expect lumber production in 2020 to improve from 2019 levels. The carryover impact in SPF production from eliminated shifts at our B.C. mills in Quesnel, Fraser Lake and 100 Mile House along with the closure of the Chasm, B.C. facility will approximately offset by the recapture of production lost due to temporary curtailments. As a result, we expect SPF production to increase by approximately 50 MMfbm with the majority of that coming from our facilities in Alberta. In the U.S. South, we expect lumber production to increase by approximately 300 MMfbm and reach 3,000 MMfbm for the year. Anticipated production gains assume improved demand, availability of sufficient logs within our economic return criteria, and no further temporary curtailments. Our operations and results could be negatively affected by adverse weather conditions in our operating areas and continuing intense competition for logs in the B.C. interior. We expect slight moderation in log costs in the B.C. interior as sawmill closures and curtailments take effect. We expect log cost inflation in the U.S. South to be limited.

In our panels segment, our plywood operations are expected to continue to operate at full capacity. Two of our plywood operations are in the B.C. interior, and we expect log costs for those operations to moderate slightly in 2020.

We executed maintenance shutdowns at both our NBSK mills in the first half of 2019 and have scheduled similar downtime for the second quarter of 2020 at Cariboo Pulp and the fourth quarter of 2020 at Hinton Pulp. We expect a slight improvement in 2020 pulp production levels compared to 2019.

Markets

The most significant market for our lumber is the U.S., and our products are used in new residential construction, repair and remodelling, and industrial uses. Recent improvements in new housing related indicators have been favorable but has yet to translate into increased demand for lumber. Indicators for repair and remodelling are indicating a slowing pace of growth. Spending on industrial goods which creates demand for lumber in packaging, shipping and other uses has also been slowing.

Canadian lumber exports to Asia have been softening in the second half of 2019 as the pace of consumption has slowed and competition has increased from suppliers in other countries. We have maintained our overall export business volume to date, however it is currently very difficult to predict how and to what extent trade disputes and lumber from other countries will affect our business in Asia. The impact of the Novel Coronavirus epidemic on economic activity is also a risk.

Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for the last several decades. Countervailing and antidumping duties have been in place since April of 2017 and we are required to make deposits in respect of these duties. Whether and to what extent we can realize a selling price to fully recover the impact of duties payable will largely depend on the strength of demand for softwood lumber. If duties can be passed through to consumers, in whole or in part, the price of Canadian softwood lumber will increase (although the increase will not necessarily be for the benefit of Canadian producers) which in turn could cause the price of SYP lumber, which would not be subject to the duty, to increase as well. Regardless of the commodity price, export duties on SPF shipments to the U.S. remain a cost to our Company to the extent we cannot pass on the cost through increased selling prices. The first administrative review process has been completed and there may be an adjustment to the countervailing and antidumping deposit rates in August of 2020. The timing and extent of any such adjustment is not possible to estimate nor is the impact of changes in duty rates on the price of lumber.

The major component of our panels segment is plywood which is sold mainly in Canada and is influenced by levels of home construction, repair and renovation and industrial activity. Following a period of escalated prices due to supply constraints from production curtailments, import duties and transportation restrictions, plywood pricing has returned more in line with long-term trends. MDF and LVL demand is heavily influenced by North American new home construction.

We are anticipating that pulp markets may soften in the near term as a result of the impact of the Novel Coronavirus but there is potential improvement in the second half with a strengthening economy in China and higher paper production rates.

Cash Flows

We are anticipating levels of cash flows, taking into account duties on Canadian softwood lumber exports to the U.S., to support between $275 and $325 million of capital spending in 2020 as well as to continue to support dividend payments. We have paid a dividend in every quarter since we became a public company in 1986. We expect to maintain our investment grade rating and intend to preserve sufficient liquidity to be able to take advantage of strategic growth opportunities that may arise.

We are authorized under our normal course issuer bid, which expires in September of 2020, to purchase up to 3,318,823 Common shares of the Company, representing approximately 5% of the issued and outstanding Common shares of the Company. We will continue to consider share repurchases with excess cash if we are satisfied that this will enhance shareholder value and does not compromise our financial flexibility.

Estimated Earnings Sensitivity to Key Variables1

(based on 2019 production—$ millions)

Factor	Variation	Change in pre-tax earnings
Lumber price	US$10 (per Mfbm)	78
Plywood price	Cdn$10 (per Msf)	8
NBSK price	US$10 (per tonne)	6
BCTMP price	US$10 (per tonne)	9
U.S. – Canadian $ exchange rate[2]	US$0.01 (per Cdn $)	28

1.	Each sensitivity has been calculated on the basis that all other variables remain constant and assumes year-end foreign exchange rates.
2.

Excludes exchange impact of translation of U.S. dollar-denominated debt and other monetary items. Reflects the amount of the initial US$0.01 change; additional changes are substantially, but not exactly, linear.

Capital Structure and Liquidity

Our capital structure consists of Common share equity and long-term debt and our liquidity includes our operating facilities.

Operating Borrowing Facilities

On July 18, 2019, we completed an amendment to our revolving lines of credit to extend the maturity date to August 28, 2024, and to increase the size of our Canadian and U.S. syndicated committed revolving credit facilities from $500 million to $850 million. At the same time, we also amended the terms of the US$200 million term loan to extend the maturity date from August 25, 2022 to August 28, 2024. All other material terms of the revolving lines of credit and the term loan remain unchanged.

On December 31, 2019, our operating facilities consisted of an $850 million committed revolving credit facility, a $32 million (US$25 million) demand line of credit dedicated to our U.S. operations and an $8 million demand line of credit dedicated to our 50%-owned newsprint operation. In addition, we have demand lines of credit totalling $89 million dedicated to letters of credit of which US$15 million is committed to our U.S. operations. On January 17, 2020, we entered into a new uncommitted, demand letter of credit facility of up to $40 million.

On December 31, 2019, $377 million was outstanding under our revolving credit facility. In addition, letters of credit in the amount of $61 million were supported by our facilities.

Available liquidity at December 31, 2019 was $505 million. Available liquidity includes cash and short-term investments, cheques issued in excess of funds on deposit and amounts available on our operating loans excluding the $8 million operating loan dedicated to our 50%-owned newsprint operation.

All debt is unsecured except the $8 million 50%-owned newsprint operation demand line of credit, which is secured by that operation’s current assets.

Material Long-term Debt

In October 2014, we issued US$300 million of fixed-rate senior unsecured notes, bearing interest at 4.35% and due October 2024, pursuant to a private placement in the U.S. The notes are redeemable, in whole or in part, at our option at any time.

In August 2017, we were advanced a US$200 million 5-year term loan that, with the July 2019 extension, matures on August 25, 2024. Interest is payable at floating rates based on Base Rate Advances or LIBOR Advances at our option. This loan is repayable at any time, in whole or in part, at our option and without penalty but cannot be redrawn after payment.

On March 15, 2019, we entered into an interest rate swap agreement, maturing in August 2022, with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. Under this agreement, we pay a fixed interest rate of 2.47% and receive a floating interest rate equal to 3-month LIBOR.

Equity

Our outstanding Common share equity consists of 66,382,329 Common shares and 2,281,478 Class B Common shares for a total of 68,663,807 shares issued and outstanding as of February 11, 2020.

Our Class B Common shares are equal in all respects to our Common shares, including the right to dividends and the right to vote, and are exchangeable on a one-for-one basis for Common shares. Our Common shares are listed for trading on the Toronto Stock Exchange while our Class B Common shares are not. Certain circumstances or corporate transactions may require the approval of the holders of our Common shares and Class B Common shares on a separate class by class basis.

On September 17, 2019, we renewed our NCIB allowing us to acquire an additional 3,318,823 Common shares for cancellation until the expiry of the bid on September 19, 2020. The following table shows our purchases under various NCIB programs, including a summary of all purchases since the program was started in 2013.

Share Buybacks

(number of common shares and price per share)

NCIB period	Common Shares	Average Price
September 17, 2017 to September 18, 2018
September 19 to December 31, 2017	85,094	$68.52
January 1 to September 18, 2018	5,905,360	$88.06
September 19, 2018 to September 18, 2019
September 19 to December 31, 2018	2,230,436	$70.05
January 1 to September 18, 2019	1,178,400	$68.30
September 19, 2019 to December 31, 2019	—	—

September 17, 2013 to February 11, 2020	17,226,864	$66.05

Share Options

As of February 11, 2020, there were 1,211,137 share purchase options outstanding with exercise prices ranging from $23.68 to $85.40 per Common share.

Defined Benefit Pension Plans

The funded position of our defined benefit pension plans and other retirement benefit plans is estimated at the end of each period. The funded position, as shown in Note 13 to our Financial Statements, is determined by subtracting the value of the plan assets from the plan obligations. In 2019, we recorded in other comprehensive earnings an after-tax actuarial loss of $99 million, compared to an after-tax gain of $24 million in 2018. The current year loss reflected a decrease in the discount rate used to calculate plan liabilities, the effect of plan revaluations, partially offset by an actual rate of return on assets that was higher than the expected return.

Summary of Financial Position

($ millions, except as otherwise indicated)

As at December 31	2019	2018
Cash and short-term investments	16	160
Current assets	1,147	1,345
Current liabilities	837	595
Ratio of current assets to current liabilities	1.4	2.3
Net debt
Cash and short-term investments	(16)	(160)
Deferred financing costs[1]	(6)	(6)
Cheques issued in excess of funds on deposit	16	13
Operating loans	377	63
Current and long-term lease obligation	11	—
Current and long-term debt	663	696

	1,045	606
Shareholders’ equity	2,474	2,896

Total capital	3,519	3,502
Net debt to total capital[2]	30%	17%

1.

For our balance sheet presentation, these costs are applied to reduce the associated debt or, in instances when the operating loan is undrawn, these costs associated with the operating loan are included in other assets.

2.	See section “Non-IFRS Measures” in this MD&A.

Debt Ratings

We are rated by three rating agencies and their ratings as of December 31, 2019 are shown in the table below. All three ratings are considered investment grade.

Agency	Rating		Outlook
DBRS	BBB	(low)	Positive
Moody’s	Baa3		Stable
Standard & Poor’s	BBB-		Stable

These ratings are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agencies.

Cash Flow

Our cash requirements, other than for operating purposes, are primarily for interest payments, repayment of debt, additions to property, plant, equipment and timber, acquisitions and payment of dividends. In normal business cycles and in years without a major acquisition or debt repayment, cash on hand and cash provided by operations have normally been sufficient to meet these requirements.

Selected Cash Flow Items

($ millions – cash provided by (used in))

For the year ended December 31	2019	2018
Operating Activities
Earnings	(150)	810
Amortization	259	257
Restructuring and impairment charges	33	—
Restructuring charges paid	(7)	—
Export duty deposits	(5)	(31)
Post-retirement expense	80	84
Contributions to post-retirement plans	(85)	(103)
Tax provision (recovery)	(69)	262
Income taxes paid	(62)	(316)
Changes in inventories	51	(105)
Other	70	51

	115	909
Financing Activities
Proceeds from operating loan	314	63
Finance expense paid	(43)	(32)
Dividends	(55)	(37)
Repurchases of Common shares	(81)	(675)
Other	(5)	—

	130	(681)

Investing Activities
Additions to capital assets	(410)	(370)
Other	19	16

	(391)	(354)

Change in cash	(146)	(126)

Operating Activities

The table above shows the main components of cash flow from operations for 2019 compared to 2018. The significant factors affecting the comparison were lower earnings, inventory changes, post-retirement plan contributions and income tax payments.

The current year inventory reduction was primarily due to lower SPF lumber inventories as a result of the 2019 temporary and permanent curtailments as well as lower pulp inventories.

We made tax payments of $62 million during the year compared to $316 million in 2018. Tax installments for 2019 have been reduced to reflect lower earnings in both Canada and the U.S. Cash payments in 2019 included approximately $36 million on account of 2018 income while 2018 included approximately $104 million on account of 2017 income.

Contributions to post-retirement plans in 2018 included $17 million of deferred contributions from 2017 as a result of regulatory reform initiatives in B.C. and Alberta.

Financing Activities

During 2019 we borrowed an additional $314 million on our operating loan. We also returned $136 million to our shareholders compared to $712 million in 2018, through dividend payments and Common share repurchases under our NCIB program.

Investing Activities

2019 additions to capital assets include $339 million for the lumber segment, $23 million for the panels segment, $39 million for the pulp & paper segment and $9 million for our corporate segment. Additional details are found under the section “Capital Expenditures” above.

Contractual Obligations

On March 15, 2019, we entered into an interest rate swap agreement, maturing in August 2022, with a US$100 million notional amount to limit our exposure to fluctuations in interest rates and fix interest rates on a portion of our long-term debt. Under this agreement, we pay a fixed interest rate of 2.47% and receive a floating interest rate equal to 3-month LIBOR. The agreement is accounted for as a derivative.

On April 24, 2019, we expanded our letters of credit facility by an additional $20 million. On July 18, 2019, we completed an amendment to our revolving lines of credit to extend the maturity date to August 28, 2024, and to increase the size of our Canadian and U.S. syndicated committed revolving credit facilities from $500 million to $850 million. At the same time, we also amended the terms of the US$200 million term loan to extend the maturity date to August 28, 2024 and terminated the uncommitted $100 million credit facility that was temporarily established on April 24, 2019. All other material terms of the revolving lines of credit and the term loan remain unchanged.

On January 17, 2020, we entered into an agreement for a new uncommitted, demand letter of credit facility of up to $40 million.

Contractual Obligations1

(at December 31, 2019 in $ millions)

	2020	2021	2022	2023	Thereafter	Total
Long-term debt[2]	10	—	—	3	650	663
Interest on long-term debt	25	25	26	26	20	122
Operating loan	377	—	—	—	—	377
Lease obligation	3	3	3	2	3	14
Contributions to defined benefit pension plans[3]	49	50	51	—	—	150
Asset purchase commitments	179	—	—	—	—	179

Total	643	78	80	31	673	1,505

1.

Contractual obligations mean an agreement related to debt, leases and enforceable agreements to purchase goods or services on specified terms, but does not include payroll obligations, reforestation and decommissioning obligations, energy purchases under various agreements, non-defined benefit post-retirement contributions payable, equity-based compensation including equity hedges, accounts payable in the ordinary course of business or contingent amounts payable.

2.	Includes U.S. dollar-denominated debt of US$508 million.
3.	Contributions to the defined benefit pension plans are based on the most recent actuarial valuation. Future contributions will be determined at the next actuarial valuation date.

Financial Instruments

Details of our financial instruments can be found in Note 24 to our Financial Statements.

Significant Management Judgments Affecting Financial Results

The preparation of financial statements requires management to make estimates and assumptions, and to select accounting policies, that affect the amounts reported. The significant accounting policies followed by our Company are disclosed in our Financial Statements. The following judgments are considered the most significant:

Softwood Lumber Dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the USDOC and the USITC to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result, we have received West Fraser specific rates.

Details can be found under the section “Discussion & Analysis of Annual Results by Product Segment—Lumber—Softwood Lumber Dispute”.

The CVD and ADD rates are subject to adjustment by the USDOC through an Administrative Review (“AR”) of Periods of Investigation (“POI”). The rates published after each AR are retroactively applied to the related POI, therefore we record on our balance sheet the difference between the cash deposit rate and the published rate once the rate is finalized. Additionally, for ADD, we estimate the rate to be applied for each POI by using our actual results and the same calculation methodology as the USDOC and adjust to the final rate when published. Such adjustments for CVD and ADD could be material.

We, together with other Canadian forest product companies and the Canadian federal and provincial governments (the “Canadian Interests”) categorically deny the allegations by the coalition of U.S. lumber producers and disagree with the countervailing and antidumping determinations by the USDOC and the USITC. The Canadian Interests continue to aggressively defend the Canadian industry in this trade dispute and have appealed the decisions to North America Free Trade Agreement panels and the World Trade Organization.

Recoverability of Long-lived Assets

We assess the carrying value of an asset when there are indicators of impairment. The assessment compares the asset’s estimated discounted future cash flows to the carrying value of the asset. If the carrying value of the asset exceeds the asset’s estimated discounted future cash flows, the carrying value is written down to the higher of fair value less costs of disposal and value-in-use. The B.C. lumber industry faced low product pricing and high purchased log costs in 2019. As a result, restructuring and impairment charges of $33 million were recognized in 2019 of which $25 million was related to the permanent closure of our Chasm, B.C. lumber mill and $8 million to a plant and equipment impairment associated with certain B.C. lumber mill assets.

We review the amortization periods for our manufacturing equipment and machinery to ensure that the periods appropriately reflect anticipated obsolescence and technological change. Current amortization periods for manufacturing equipment range from 6 to 20 years. Timber licences are amortized over 40 years.

Goodwill is not amortized. We compare the carrying value of goodwill and related assets, at least once a year, to the estimated discounted cash flows that the assets are expected to generate. If it is determined that the carrying value is more than the estimated discounted cash flows, then a goodwill impairment will be recorded. We tested goodwill for impairment in 2019 and concluded that its carrying value is not impaired. The testing of goodwill for impairment involves significant estimates including future production and sales volumes, product selling prices, U.S. dollar exchange rates, operating costs, capital expenditures and the appropriate discount rate to apply. In all cases, we have used our best estimates of these projected amounts and values. Given the current global economic uncertainty and the volatility of the markets for our products, it is possible that our estimates will be adjusted in the future and that these adjusted estimates could result in the future impairment of goodwill.

We also review the carrying value of deferred income tax assets to ensure that the carrying value is appropriate. The key factors considered are our history of profitability, future expectations of profitability, the expected reversal of temporary differences and the timing of expiry of tax loss carry-forwards and limitations on their use.

Reforestation and Decommissioning Obligations

In Canada, provincial regulations require timber quota holders to carry out reforestation to ensure reestablishment of the forest after harvesting. Reforested areas must be tended for a period sufficient to ensure that they are well established. The time needed to meet regulatory requirements depends on a variety of factors.

In our operating areas, the time to meet reforestation standards usually spans 12 to 15 years from the time of harvest. We record a liability for the estimated cost of the future reforestation activities when the harvesting takes place. This liability is reviewed, at least annually, and is updated to our current estimate of the costs to complete the remainder of the reforestation activities. In 2019, the review of the reforestation obligation resulted in an increase of $4 million to the obligation (2018—increase of $5 million).

We record the estimated fair value of a liability for decommissioning obligations, such as landfill closures, in the period when a reasonable estimate of fair value can be made. We review these estimates at least annually and adjust the obligations as appropriate. The 2019 review resulted in an increase to the obligation of $2 million, which was primarily related to the permanent closure of our Chasm, B.C. lumber mill (2018—increase of $4 million).

Defined Benefit Pension Plan (“D.B. Plan”) Assumptions

We maintain several D.B. Plans for many of our employees. The annual funding requirements and pension expenses are based on (i) various assumptions that we determine in consultation with our actuaries, (ii) actual investment returns on the pension fund assets, and (iii) changes to the employee groups in the pension plans. Note 13 to the Financial Statements provides the sensitivity of a change in key assumptions to our post-retirement obligations.

Accounting Standards Issued but Not Yet Applied

The International Accounting Standards Board periodically issues new standards and amendments or interpretations to existing standards. There are no pronouncements that would cause a significant change to our Financial Statements.

New Accounting Pronouncements Adopted

IFRS 16—Leases

On January 1, 2019, we adopted IFRS 16 – Leases as a replacement of the old International Accounting Standard (“IAS”) 17—Leases and the related interpretations. The new standard requires, among other things, lessees to recognize leases traditionally recorded as operating leases in the same manner as financing leases. On January 1, 2019, we have recorded a $14 million right-of-use asset and a $14 million lease obligation on our balance sheet. Please see Note 3 of our Financial Statements for additional information.

Risks and Uncertainties

Our business is subject to a number of risks and uncertainties that can significantly affect our operations, financial condition and future performance. We have a comprehensive process to identify, manage, and mitigate risk, wherever possible. The risks and uncertainties described below are not necessarily the only risks we face. Additional risks and uncertainties that are presently unknown to us or deemed immaterial by us may adversely affect our business.

Product Demand and Price Fluctuations

Our revenues and financial results are primarily dependent on the demand for, and selling prices of, our products, which are subject to significant fluctuations. The demand and prices for lumber, panels, pulp, newsprint, wood chips and other wood products are highly volatile and are affected by factors such as: (1) global economic conditions including the strength of the U.S., Canadian, Chinese, Japanese and other international economies, particularly U.S. and Canadian housing markets and their mix of single and multifamily construction, repair, renovation and remodeling spending; (2) alternative products to lumber; (3) construction and home building disruptor technologies that may reduce the use of lumber; (4) changes in industry production capacity; (5) changes in world inventory levels; (6) increased competition from other consumers of logs and producers of lumber; and (7) other factors beyond our control. In addition, unemployment levels, interest rates, the availability of mortgage credit and the rate of mortgage foreclosures have a significant effect on residential construction and renovation activity, which in turn influences the demand for, and price of, building materials such as lumber and panel products. Declines in demand, and corresponding reductions in prices, for our products may adversely affect our financial condition and results of operations.

We cannot predict with any reasonable accuracy future market conditions, demand or pricing for any of our products due to factors outside our control. Prolonged or severe weakness in the market for any of our principal products would adversely affect our financial condition.

Availability of Fibre and Changes in Stumpage Fees in Canada

Substantially all of our Canadian log requirements are harvested from lands owned by a provincial government (the “Crown”). Provincial governments control the volumes that can be harvested under provincially-granted tenures and otherwise regulate the availability of Crown timber for harvest. Provincial governments also control the renewal or replacement of provincially-granted tenures, the issuance of operating permits to harvest timber under such tenures and the ability to transfer or acquire such tenures. Determinations by provincial governments to reduce the volume of timber, to issue or not issue operating permits to harvest timber, the areas that may be harvested under timber tenures, to restrict the transfer or acquisition of timber tenures or to regulate the processing of timber or use of harvesting contractors, including to protect the environment or endangered species, species at risk and critical habitat or as a result of forest fires or in response to jurisprudence or government policies respecting aboriginal rights and title or reconciliation efforts or to restrict log processing to local or appurtenant saw mills or to mandate amounts of work to be provided or rates to be paid to harvesting contractors, may reduce our ability to secure log or residual fibre supply and may increase our log purchase and residual fibre costs and may impact our lumber, plywood, LVL, pulp and MDF operations.

In addition, provincial governments prescribe the methodologies that determine the amounts of stumpage fees that are charged in respect of harvesting on Crown lands. Determinations by provincial governments to change stumpage fee methodologies or rates could increase our log costs.

We rely on third party independent contractors to harvest timber in areas over which we hold timber tenures. Increases in rates charged by these independent contractors or the limited availability of these independent contractors or new regulations on the work to be provided and rates to be paid to these contractors may increase our timber harvesting costs.

We also rely on the purchase of logs and increased competition for logs, or shortages of logs may result in increases in our log purchase costs.

Availability of Fibre and Fibre Costs in the United States

We rely on log supply agreements in the U.S. which are subject to log availability and based on market prices. Approximately 18% of the aggregate log requirements for our U.S. sawmills may be supplied under long-term agreements with the balance purchased on the open market. Open market purchases come from timber real estate investment trusts, timberland investment management organizations and private land owners. Changes in the log markets in which we operate may reduce the supply of logs available to us and may increase the costs of log purchases, each of which could adversely affect our results. In addition, changes in the market for residuals may reduce the demand and selling price for the residuals produced by our operations and increase the disposal costs, which could adversely affect our results.

Trade Restrictions

A substantial portion of our products that are manufactured in Canada are exported for sale. Our financial results are dependent on continued access to the export markets and tariffs, quotas and other trade barriers that restrict or prevent access represent a continuing risk to us. Canadian softwood lumber exports to the U.S. have been the subject of trade disputes and managed trade arrangements for the last several decades. During the period from October 2006 through October 2015 these exports were subject to a trade agreement between the U.S. and Canada and on the expiry of that agreement, a one-year moratorium on trade sanctions by the U.S. came into place. That moratorium has expired and in November 2016 a group of U.S. lumber producers petitioned the USDOC and the USITC to impose trade sanctions against Canadian softwood lumber exports to the U.S. In 2017 duties were imposed on Canadian softwood lumber exports to the U.S. The current duties are likely to remain in place until and unless some form of trade agreement can be reached between the U.S. and Canada (which trade agreement could include other tariffs or duties or quotas that restrict lumber exports) or a final, binding determination is made as a result of litigation. Unless the additional costs imposed by duties can be passed along to lumber consumers, the duties will increase costs for Canadian producers and, in certain cases, could result in some Canadian production becoming unprofitable. Whether and to what extent duties can be passed along to consumers will largely depend on the strength of demand for softwood lumber, which is significantly influenced by the levels of new residential construction in the U.S. which has been gradually improving over the past several years. If duties can be passed through to consumers in whole or in part the price of Canadian softwood lumber will increase (although the increase will not necessarily be for the benefit of Canadian producers) which in turn could cause the price of SYP lumber, which would not be subject to the duty, to increase as well.

The application of U.S. trade laws could, in certain circumstances, create significant burdens on us. We are a mandatory respondent in current investigations being conducted by the USDOC into alleged subsidies and dumping of Canadian softwood lumber. In addition, the current trade dispute between the U.S. and China could negatively impact either or both the U.S. and Chinese economies which could have an adverse effect on the demand for our products and could adversely affect our financial results. Further the current diplomatic and trade issues between Canada and China could result in tariffs and other trade barriers that restrict access to the market in China for our products.

Natural and Man-Made Disasters and Climate Change

Our operations are subject to adverse natural or man-made events such as forest fires, flooding, hurricanes and other severe weather conditions, climate change, timber diseases and insect infestations including those that may be associated with warmer climate conditions, and earthquake activity. Over the past several years, changing weather patterns and climatic conditions due to natural and man-made causes have added to the unpredictability and frequency of natural events such as severe weather, hurricanes, flooding, hailstorms, wildfires, snow, ice storms, and the spread of disease and insect infestations. These events could damage or destroy or adversely affect the operations at our physical facilities or our timber supply or our access to or availability of timber, and similar events could also affect the facilities of our suppliers or customers. Any such damage or destruction could adversely affect our financial results as a result of the reduced availability of timber, decreased production output, increased operating costs or the reduced availability of transportation. Although we believe we have reasonable insurance arrangements in place to cover certain of such incidents related to damage or destruction, there can be no assurance that these arrangements will be sufficient to fully protect us against such losses. As is common in the industry, we do not insure loss of standing timber for any cause.

In addition, government action to address climate change, carbon emissions, water and land use and the protection of threatened or endangered species and critical habitat may result in the enactment of additional or more stringent laws and regulations that may require us to incur significant capital expenditures, pay higher taxes or fees, including carbon related taxes, or otherwise could adversely affect our operations or financial conditions. Further, the rising prominence of environmental, social and governance concerns among investors and institutional investor advisory groups may impact the investment making decisions of investors in companies requiring access to natural resources or the land base.

Mountain Pine Beetle and B.C. Wildfires

The long-term effect of the mountain pine beetle infestation and the 2017 and 2018 wildfire outbreaks in B.C. on our Canadian operations is uncertain. The potential effects include a reduction of future Annual Allowable Cut (“AAC”) levels to below current and pre-infestation AAC levels. Many of our B.C. operations are experiencing a diminished grade and volume of lumber recovered from beetle-killed and fire damaged logs as well as increased production costs. These effects are also present in some of our Alberta operations where the mountain pine beetle infestation has expanded. The timing and extent of the future effect on our timber supply, lumber grade and recovery, and production costs will depend on a variety of factors and at this time cannot be reasonably determined. The effects of the deterioration of beetle-killed and fire damaged logs could include increased costs, reduced operating rates due to shortages of commercially merchantable timber and mill closures.

Wood Dust

Our operations generate wood dust which has been recognized for many years as a potential health and safety hazard and operational issue. The potential risks associated with wood dust have been increased in those of our B.C. and Alberta facilities that have been processing mountain pine beetle-killed logs and fire damaged logs as the wood dust generated from these logs tends to be drier, lighter and finer than wood dust typically generated. We have adopted a variety of measures to reduce or eliminate the risks and operational challenges posed by the presence of wood dust in our facilities and we continue to work with industry and regulators to develop and adopt best mitigation practices. Any explosion or similar event at any of our facilities or any third-party facility could result in significant loss, increases in expenses and disruption of operations, each of which would have a material adverse effect on our business.

Financial

Capital Plans

Our capital plans will include, from time to time, expansion, productivity improvement, technology upgrades, operating efficiency optimization and maintenance, repair or replacement of our existing facilities and equipment. In addition, we may undertake the acquisition of facilities or the rebuilding or modernization of existing facilities. If the capital expenditures associated with these capital projects are greater than we have projected or if construction timelines are longer than anticipated, or if we fail to achieve the intended efficiencies, our financial condition, results of operations and cash flows may be adversely affected. In addition, our ability to expand production and improve operational efficiencies will be contingent on our ability to execute on our capital plans. Our capital plans and our ability to execute on such plans may be adversely affected by availability of, and competition for, qualified workers and contractors, machinery and equipment lead times, changes in government regulations, unexpected delays and increases in costs of completing capital projects including due to increased materials, machinery and equipment costs resulting from trade disputes and increased tariffs and duties.

Capital Resources

We believe our capital resources will be adequate to meet our current projected operating needs, capital expenditures and other cash requirements. Factors that could adversely affect our capital resources include prolonged and sustained declines in the demand and prices for our products, unanticipated significant increases in our operating expenses and unanticipated capital expenditures. If for any reason we are unable to provide for our operating needs, capital expenditures and other cash requirements on commercially reasonable terms, we could experience a material adverse effect to our business, financial condition, results of operations and cash flows.

Availability of Credit

We rely on long-term borrowings and access to revolving credit in order to finance our ongoing operations. Any change in availability of credit in the market, as could happen during an economic downturn, could affect our ability to access credit markets on commercially reasonable terms. In the future we may need to access public or private debt markets to issue new debt. Deteriorations or volatility in the credit markets could also adversely affect:

•	our ability to secure financing to proceed with capital expenditures for the repair, replacement or expansion of our existing facilities and equipment;

•	our ability to comply with covenants under our existing credit or debt agreements;

•	the ability of our customers to purchase our products; and

•	our ability to take advantage of growth, expansion or acquisition opportunities.

In addition, deteriorations or volatility in the credit market could result in increases in the interest rates that we pay on our outstanding non-fixed rate debt, which would increase our costs of borrowing and adversely affect our results.

Credit Ratings

Credit rating agencies rate our debt securities based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to the credit markets, increase our cost of financing and have an adverse effect on our financial condition.

Costs of Materials and Energy

We rely heavily on certain raw materials, including logs, wood chips and chemicals, and energy sources, including natural gas and electricity, in our manufacturing processes. Competition from our industry and other industries may result in increased demand and costs for these raw materials and energy sources. Increases in the costs of these raw materials and energy sources will increase our operating costs and will reduce our operating margins. There is no assurance that we will be able to fully offset the effects of higher raw material or energy costs through hedging arrangements, price increases, productivity improvements or cost-reduction programs.

Operational Curtailments

From time to time, we suspend or curtail operations at one or more of our facilities in response to market conditions, environmental risks, or other operational issues, including, but not limited to scheduled and unscheduled maintenance, temporary periods of high electricity prices, power failures, equipment breakdowns, adverse weather conditions, labour disruptions, fire hazards, and the availability or cost of raw materials including logs and wood chips.

In addition, our ability to operate at full capacity may be affected by ongoing capital projects. As a result, our facilities may from time to time operate at less than full capacity. These operational suspensions could have a material adverse effect on our financial condition as a result of decreased revenues and lower operating margins.

In Canada, a substantial portion of the wood chip requirements of our Canadian pulp and paper operations are provided by our Canadian sawmills and plywood and LVL plants. If wood chip production is reduced because of production curtailments, improved manufacturing efficiencies or any other reason, our pulp and paper operations may incur additional costs to acquire or produce additional wood chips or be forced to reduce production. Conversely, pulp and paper mill production curtailments may require our sawmills and panel mills to find other ways to dispose of residual wood fibre and may result in curtailment or suspension of lumber, plywood or LVL production and increased costs.

Transportation Requirements

Our business depends on our ability to transport a high volume of products and raw materials to and from our production facilities and on to both domestic and international markets. We rely primarily on third-party transportation providers for both the delivery of raw materials to our production facilities and the transportation of our products to market. These third-party transportation providers include truckers, bulk and container shippers and railways. Our ability to obtain transportation services from these transportation service providers is subject to risks which include, without limitation, availability of equipment and operators, disruptions due to weather, natural disasters and labour disputes. Transportation services may also be impacted by seasonal factors, which could impact the timely delivery of raw materials and distribution of products to customers. As a result of rail capacity constraints, access to adequate transportation capacity has at times been strained and could affect our ability to transport our products to markets and could result in increased product inventories. Transportation costs are also subject to risks that include, without limitation, increased rates due to competition and increased fuel costs. Increases in transportation costs will increase our operating costs. If we are unable to obtain transportation services or if our transportation costs increase, our revenues may decrease due to our inability to deliver products to market and our operating expenses may increase, each of which would adversely affect our results of operations.

Labour and Services

Our operations rely on experienced local and regional management and both skilled and unskilled workers as well as third party services such as logging and transportation and services for our capital projects. Because our operations are generally located away from major urban centres, we often face strong competition from our industry and others such as oil and gas production, mining and manufacturing for labour and services, particularly skilled trades. Shortages of key services or shortages of management leaders or skilled or unskilled workers, including those caused by a failure to attract and retain a sufficient number of qualified employees and other personnel or high employee turnover could impair our operations by reducing production or increasing costs or the ability to execute on our capital projects including timing and costs.

We employ a unionized workforce in a number of our operations. Walkouts or strikes by employees could result in lost production and sales, higher costs and supply constraints that could have a material adverse effect on our business. Also, we depend on a variety of third parties that employ unionized workers to provide critical services to us. Labour disputes experienced by these third parties could lead to disruptions at our facilities.

Environment

We are subject to regulation by federal, provincial, state, municipal and local environmental authorities, including, among other matters, environmental regulations relating to air emissions and pollutants, wastewater (effluent) discharges, solid and hazardous waste, landfill operations, forestry practices, permitting obligations, site remediation and the protection of threatened or endangered species and critical habitat. Concerns over climate change, carbon emissions, water and land-use practices and the protection of threatened or endangered species and critical habitat could also lead governments to enact additional or more stringent environmental laws and regulations that may require us to incur significant capital expenditures, pay higher taxes or fees, including carbon related taxes or otherwise could adversely affect our operations or financial conditions.

We have incurred, and will continue to incur, capital expenditures and operating costs to comply with environmental laws and regulations, including the U.S. Environmental Protection Agency’s Boiler MACT (maximum achievable control technology) regulations. In addition, changes in the regulatory environment respecting climate change have and may lead governments and regulatory bodies to enact additional or more stringent laws and regulations and impose operational restrictions or incremental levies and taxes applicable to our Company.

No assurance can be given that changes in these laws and regulations or their application will not have a material adverse effect on our business, operations, financial condition and operational results. Similarly, no assurance can be given that capital expenditures necessary for future compliance with existing and new environmental laws and regulations could be financed from our available cash flow.

We may discover currently unknown environmental problems, contamination, or conditions relating to our past or present operations. This or any failure to comply with environmental laws and regulations may require site or other remediation costs or result in governmental or private claims for damage to person, property, natural resources or the environment or governmental sanctions, including fines or the curtailment or suspension of our operations, which could have a material adverse effect on our business, financial condition and operational results.

We are currently involved in investigation and remediation activities and maintain accruals for certain environmental matters or obligations, as set out in the notes to our Financial Statements for the year ended December 31, 2019. There can be no assurance that any costs associated with such obligations or other environmental matters will not exceed our accruals.

Our Canadian woodland operations, and the harvesting operations of our many key U.S. log suppliers, in addition to being subject to various environmental protection laws, are subject to third-party certification as to compliance with internationally recognized, sustainable forest management standards. Demand for our products may be reduced if we are unable to achieve compliance or are perceived by the public as failing to comply, with these applicable environmental protection laws and sustainable forest management standards, or if our customers require compliance with alternate forest management standards for which our operations are not certified. In addition, changes in sustainable forest management standards or our determination to seek certification for compliance with alternate sustainable forest management standards may increase our costs of operations.

Aboriginal Groups

Issues relating to Aboriginal groups, including First Nations, Metis and others, have the potential for a significant adverse effect on resource companies operating in Canada including West Fraser. Risks include potential delays or effects of governmental decisions relating to Canadian Crown timber harvesting rights (including their grant, renewal or transfer or authorization to harvest) in light of the government’s duty to consult and accommodate aboriginal groups in respect of aboriginal rights or treaty rights, agreements governments may choose to enter into with Aboriginal groups even if not required by law, related terms and conditions of authorizations and potential findings of aboriginal title over land.

We participate, as requested by government, in the consultation process in support of the government fulfilling its duty to consult. We also seek to develop and maintain good relationships with aboriginal groups that may be affected by our business activities. However, as the jurisprudence and government policies respecting aboriginal rights and title and the consultation process continue to evolve, and as treaty and non-treaty negotiations continue, we cannot assure that aboriginal claims will not in the future have a material adverse effect on our timber harvesting rights or our ability to exercise or renew them or secure other timber harvesting rights.

In addition, the Canadian federal government and the provincial governments in Alberta and B.C. have made commitments to renew their relationships with aboriginal groups and in some cases have expressed their support for the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) and their intent to adopt and implement UNDRIP. At this time, it is unclear whether or how UNDRIP will be adopted into Canadian law and its impact on the Crown’s duty to consult with and accommodate aboriginal groups. At this time, we are unable to assess the effect, if any, that the adoption and implementation of UNDRIP by federal and provincial governments may have on land claims or consultation requirements or on our business, but the impact may be material.

On June 26, 2014 the Supreme Court of Canada (the “SCC”) released its reasons for judgment in Tsilhqot’in Nation v. British Columbia. The SCC declared that the Tsilhqot’in Nation had established aboriginal title over an area of B.C. comprising approximately 1,750 square kilometres. The SCC also held that the provisions of the Forest Act (British Columbia) dealing with the disposition or harvest of Crown timber, as presently drafted, no longer applied to timber located on those lands, by virtue of the definition of “Crown Timber” in the Forest Act. But the SCC also confirmed that provincial laws can apply on aboriginal title lands but only if the legislature so intends, and if the government can justify infringements of aboriginal title in certain cases (according to tests set out in the case law). It also confirmed that the existing Forest Act continues to apply to lands unless and until title is established.

We do not have any cutting permits in the area that was the subject of the Tsilhqot’in case. However, claims of aboriginal title have been asserted by many aboriginal groups throughout B.C. (including lands in which we have interests or rights) and there is a risk that other aboriginal groups may pursue further rights or title claims through litigation, or treaty negotiations with governments. It is difficult to predict how quickly other claims will be litigated or negotiated and in what manner our Crown timber harvesting rights and log supply arrangements will be affected.

Regulatory

Our operations are subject to extensive general and industry-specific federal, provincial, state, municipal and other local laws and regulations and other requirements, including those governing forestry, exports, taxes (including, but not limited to, income, sales and carbon taxes), employees, labour standards, occupational health and safety, waste disposal, environmental protection and remediation, protection of endangered and protected species and land use and expropriation. We are required to obtain approvals, permits and licences for our operations, which may require advance consultation with potentially affected stakeholders including aboriginal groups and impose conditions that must be complied with. If we are unable to obtain, maintain, extend or renew, or are delayed in extending or renewing, a material approval, permit or licence, our operations or financial condition could be adversely affected. There is no assurance that these laws, regulations or government requirements, or the administrative interpretation or enforcement of existing laws and regulations, will not change in the future in a manner that may require us to incur significant capital expenditures, pay higher taxes or otherwise could adversely affect our operations or financial condition. Failure to comply with applicable laws or regulations, including approvals, permits and licences, could result in fines, penalties or enforcement actions, including orders suspending or curtailing our operations or requiring corrective measures or remedial actions.

Foreign Currency Exchange Rates

Our Canadian operations sell the majority of its products at prices denominated in U.S. dollars or based on prevailing U.S. dollar prices. A significant portion of its operational costs and expenses are incurred in Canadian dollars. Therefore, an increase in the value of the Canadian dollar relative to the U.S. dollar reduces the revenue in Canadian dollar terms realized by our Canadian operations from sales made in U.S. dollars, which reduces operating margin and the cash flow available to fund operations. Canadian operations are also exposed to the risk of exchange rate fluctuations in the period between sale and payment. To mitigate the exposure of Canadian operations to currency fluctuations, we have long-term debt repayable in U.S. dollars which is valued in Canadian dollars at the end of each reporting period by applying the prevailing exchange rate. The translation gains or losses for our Canadian operations are reported in earnings in the Financial Statements.

Our U.S. operations transact and report in U.S. dollars, but their results are translated into Canadian dollars for Financial Statement purposes with the resulting translation gains or losses being reported in other comprehensive earnings.

Exchange rate fluctuations result in exchange gains or losses and changes in other comprehensive earnings. This results in significant earnings sensitivity to changes in the Canadian/U.S. dollar exchange rate. The Canadian/U.S. dollar exchange rate is affected by a broad range of factors which makes future rates difficult to accurately predict.

Competition

We compete with global producers, some of which may have greater financial resources and lower production costs than we do. Currency devaluations can have the effect of reducing our competitors’ costs and making our products less competitive in certain markets. In addition, European lumber producers and South American panel producers may enter the North American market during periods of peak prices. Markets for our products are highly competitive. Our ability to maintain or improve the cost of producing and delivering products to those markets is crucial. Factors such as cost and availability of raw materials, energy and labour, the ability to maintain high operating rates and low per-unit manufacturing costs, and the quality of our final products and our customer service all affect our earnings. Some of our products are also particularly sensitive to other factors including innovation, quality and service, with varying emphasis on these factors depending on the product. To the extent that one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially adversely affected. If we are unable to compete effectively, such failure could have a material adverse effect on our business, financial condition and results of operations.

Our products may compete with non-fibre based alternatives or with alternative products in certain market segments. For example, steel, engineered wood products, plastic, wood/plastic or composite materials may be used by builders as alternatives to the products produced by our wood products businesses such as lumber, plywood and MDF products. Changes in prices for oil, chemicals and wood-based fibre can change the competitive position of our products relative to available alternatives and could increase substitution of those products for our products. As the use of these alternatives grows, demand for our products may further decline.

Because commodity products have few distinguishing properties from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand and competition from substitute products. Prices for our products are affected by many factors outside of our control, and we have no influence over the timing and extent of price changes, which often are volatile. Accordingly, our revenues may be negatively affected by pricing decisions made by our competitors and by decisions of our customers to purchase products from our competitors.

Pension Plan Funding

We are the sponsor of several defined benefit pension plans which exposes us to market risks related to plan assets. Funding requirements for these plans are based on actuarial assumptions concerning expected return on plan assets, future salary increases, life expectancy and interest rates. If any of these assumptions differs from actual outcomes such that a funding deficiency occurs or increases, we would be required to increase cash funding contributions which would in turn reduce the availability of capital for other purposes. We are also subject to regulatory changes regarding these plans which may increase the funding requirements which would in turn reduce the availability of capital for other purposes.

Information Technology and Cyber Security

We are reliant on our information and operations technology systems to operate our manufacturing facilities, access fibre, communicate internally and with suppliers and customers, to sell our products and to process payments and payroll as well as for other corporate purposes and financial reporting. An interruption or failure or unsuccessful implementation and integration of our information and operations technology systems could result in a material adverse effect on our operations, business, financial condition and results of operations.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, proprietary business and confidential financial information and identifiable personal information of our employees. We rely on industry accepted security measures and technology to protect our information systems and confidential and proprietary information.

However, our information and operations technology systems, including process control systems, are still subject to cyber security risks and are vulnerable to natural disasters, fires, power outages, vandalism, attacks by hackers or others or breaches due to employee error or other disruptions. Any such attack on or breach of our systems including through exposure to potential computer viruses or malware could compromise our systems and stored information may be accessed, publicly disclosed, lost or compromised, which could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruptions to our operations, decreased performance and production, increased costs, and damage to our reputation, which could have a material adverse effect on our business, financial condition and results of operations. As cyber security threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities. However, our exposure to these risks cannot be fully mitigated due to the nature of these threats.

Controls and Procedures

Disclosure Controls and Procedures

West Fraser’s management is responsible for establishing and maintaining a system of disclosure controls and procedures to provide reasonable assurance that all material information relating to West Fraser is gathered and reported to senior management, including the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting

West Fraser’s management is also responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external reporting purposes in accordance with IFRS.

There has been no change in the design of West Fraser’s internal control over financial reporting during the year ended December 31, 2019 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Evaluation of Effectiveness of Internal Controls

As required by National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (NI 52-109), West Fraser’s management, under the supervision of the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer, has caused the effectiveness of the disclosure controls and procedures and internal control over financial reporting to be evaluated as of December 31, 2019. Based on that evaluation, the President and Chief Executive Officer and the Vice-President, Finance and Chief Financial Officer have concluded that West Fraser’s disclosure controls and procedures and internal control over financial reporting were effective as of December 31, 2019.

Additional Information

Additional information relating to West Fraser, including our Annual Information Form, can be found on our website at www.westfraser.com or on SEDAR at www.sedar.com.